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                                                                    Exhibit 11.1


                      GREAT WESTERN FINANCIAL CORPORATION

                  Computation of Net Income Per Common Share
                           Primary and Fully Diluted

                                                                       Year Ended December 31
                                                          -----------------------------------------------
(Dollars in thousands)                                       1996             1995             1994
                                                             ----             ----             ----
Net income                                                $    115,822     $    261,022     $    251,234
Preferred stock dividends - convertible
 and nonconvertible                                            (20,295)         (25,015)         (25,015)
                                                          -------------    -------------    -------------
Net Income for computing earnings per
 Common share - primary                                         95,527          236,007          226,219
Preferred stock dividends - convertible                            -                -                -
                                                          -------------    -------------    -------------
Net income for computing earnings per
 Common share - fully diluted                             $     95,527     $    236,007     $    226,219
                                                          =============    =============    =============

                Computation of Average Number of Common Shares
                Outstanding on Primary and Fully Diluted Basis
                   (In thousands, except per share amounts)

                                                                       Year Ended December 31
                                                          ------------------------------------------------
                                                             1996             1995             1994
                                                             ----             ----             ----
Average number of Common shares
 outstanding during each period -
 without dilution                                              136,568          135,735          133,307
Common share equivalents outstanding
 at the end of each period                                       1,937            1,376              463
                                                          -------------    -------------    -------------
Average number of Common shares and
 Common share equivalents outstanding
 during each period on a primary basis                         138,505          137,111          133,770
Common share equivalents outstanding
 the end of each period on a fully
 diluted basis                                                     745              840              -
Addition from assumed conversion as of the
 beginning of each period of the
 convertible preferred stock outstanding
 at the end of each period                                         -                -                -
                                                          -------------    -------------    -------------
Average number of Common shares
 outstanding during each period
 on a fully diluted basis                                      139,250          137,951          133,770
                                                          =============    =============    =============

Net income per Common share
  Primary                                                 $       0.69     $       1.72     $       1.69
  Fully Diluted                                                   0.69             1.71             1.69